EXHIBIT 10.6
Plan Objective:
The purpose of the variable pay plans are to provide an opportunity through which the company can reward the performance of eligible employees for achievement of financial and business objectives. The variable pay plans consist of Management Bonus Plans, Sales Commission Plan and Discretionary Bonus Plan. This plan document supercedes all other bonus or commission plans for Synacor, Inc.
Definitions:
“Management Bonus Plan Year” means the 12-month period beginning January 1st and ending December 31st.
“Commission Schedule” means the 3 month periods (quarters) in which the commission is earned.
“Eligible Compensation” means base salary as of December 31st of the plan year.
“Retirement” means an eligible employee who terminates employment with a minimum age of 65 and at least five years of service or 55 with at least 10 years of service and does not accept employment with another employer.
“Bonus Target” is that percentage of an employee’s eligible compensation, which will be partially or fully paid if the Chief Executive Officer and Board of Directors achieve objectives at the levels pre-established.
“Commission Schedule” is the determination of commission payments outlined in the employee specific addendum.
Eligibility:
Eligibility to participate in the sales commission and management bonus plan is limited to employees employed in positions that have been approved by the Board of Directors as bonus or commission eligible. All employees are eligible for the discretionary bonus plan.
Eligible employees must be actively employed on the day the bonus or commission is paid out (on or about March 15th of the year following the plan year for the management bonus plan, 45 days following the end of the quarter for the sales commission plan) to receive a bonus or commission payment.
Eligible employees who are hired, promoted, or transferred during the plan year into an bonus eligible position may be awarded a pro-rata bonus payment earned during the plan year based upon full months of service in the eligible position during the plan year.
An employee who is on an approved leave of absence will receive payment upon return to work. Eligible employees who are on an approved leave of absence during the plan year will be eligible for a pro-rata bonus or commission payment based on full months of service during the plan year unless otherwise prohibited by law.

Page 1	Issued April 2004

Eligible employees must be employed in the current bonus eligible position for at least ninety (90) days in the plan year to be eligible for a pro-rata payment.
An employee who is eligible for retirement and retires during the plan year will be eligible to receive a pro-rata bonus payment earned during that plan year based on the number of full months he or she was employed during the plan year.
The pro-rata bonus for full months of service will be calculated according to the following schedule:

Retirement or
Leave of
Full Months of Service	Hired	Promoted	Absence
January	100% of target	100% of target	8% of target
February	92% of target	92% of target	17% of target
March	83% of target	83% of target	25% of target
April	75% of target	75% of target	33% of target
May	67% of target	67% of target	42% of target
June	58% of target	58% of target	50% of target
July	50% of target	50% of target	58% of target
August	42% of target	42% of target	67% of target
September	33% of target	33% of target	75% of target
October	0% of target	25% of target	83% of target
November	0% of target	17% of target	92% of target
December	0% of target	0% of target	100% of target
An eligible employee who transfers or is promoted into a position with a different bonus target will be eligible for a pro-rata bonus based on the number of months in each eligible position in accordance with the schedule above. If a transfer or promotion occurs mid-month, the bonus target for the position that the employee was in the majority of the days in the month will apply for that month.
Eligible employees who are on probation may not be eligible for a bonus or commission payment based on the nature and severity of the issue. Employees that have received an indefinite probation counseling in the plan year for which the bonus or commission is being paid, or in the period following the plan year before payment is made, will not be eligible for a bonus or commission payment.
Additionally, evidence of any lack of compliance with a law, regulation, policy or accounting standard will result in a reduction or elimination of an employee’s bonus payment based on the Board of Director’s assessment of the issue, the eligible employee’s culpability, and potential exposure to Synacor, Inc. Issues of the above nature not reported in a voluntary manner will be more heavily weighted.
Employee Bonus or Commission Potential:
Bonus targets will be recommended by the Chief Executive Officer and approved by the Board of Directors. Commission schedules are outlined in the employee specific addendum.
Page 2	Issued April 2004

Bonus or commission Measurement
Company-wide and individual goals will be set for the management bonus and sales commission plans. The Board of Directors will approve the company-wide goals. The Chief Executive Officer will approve the individual goals. The Board of Directors will complete an evaluation of company goals. The employee’s manager, in conjunction with the Chief Executive Officer will evaluate the individual objectives on the employee’s performance appraisal.
Calculation of Employee Bonus or commission Payments:
Payment for achievement bonus or commission goals will be based on the schedule provided in the individual specific addendum to this plan document.
Based upon the assessment of actual performance relative to the objectives, a recommended management bonus payment will be calculated, approved by the Chief Executive Officer, and submitted to the Board of Director’s for final approval. The Board of Director’s has the sole discretion to approve or adjust the amount. Decisions made by the Board of Director’s are final and binding.
Method of Bonus Payment:
The management bonus payment will be calculated based upon a percentage of eligible compensation and will be paid in a lump sum after the completion of the annual audit, on or about March 15th of the year following the plan year.
Based upon the achievement of sales goals in the commission plan, commission will be calculated quarterly. An initial 25% of the commission will be paid at the time of signing, the remaining 75% will be paid, if the deployment is achieved within the designated time frame, within forty-five days following the end of the quarter.
In the event that an account becomes uncollectible, related unpaid commissions will be withheld until payment is received. If commissions have been paid on uncollectible accounts, those commissions will be deducted from future commissions earned by the employee.
All bonus and commission payments will be subject to applicable tax and withholdings.
Determinations of the Board of Directors:
The Board of Directors will, subject to the provisions of the bonus and commission plans, establish processes and make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the bonus and commission plans, as it deems necessary or advisable.
Amendment and Termination:
The Board of Directors reserves the rights to suspend, amend or terminate the bonus or commission plan at any time without prior consent or notification to participants.

Page 3	Issued April 2004